EXHIBIT 99.1
SECONDMENT AGREEMENT
     This agreement is entered into to be effective as of the Effective Date (as defined in Section 9 below) between Swift & Company, a company organized under the laws of Delaware, United States (“Swift”), and Australia Meat Holdings Pty. Limited, a company organized under the laws of Australia (“AMH”), and Matthew D. Wineinger (“Wineinger”), hereinafter referred as “the Parties”.
WHEREAS
     Swift has agreed to make available to AMH the services of its employee Wineinger who will perform the duties of President of AMH for a period of time (“Secondment Period”) pursuant to the terms of this Agreement.
TERMS OF SECONDMENT
     1. Swift Employee. During the Secondment Period, Wineinger shall at all times remain an employee of Swift and shall not at any time become an employee of AMH. Nothing in this Agreement shall prohibit either Swift or Wineinger from terminating his employment with Swift at any time, with or without cause or notice. In the event of such termination, Swift shall promptly give AMH written notice of the date such termination is, or will be, effective.
     2. Direction of AMH. During the Secondment Period, Wineinger shall work under the exclusive direction, control and supervision of the Chief Executive Officer, or Board of Directors (“Board”), of AMH, as determined by the Board. AMH shall accept full and exclusive responsibility for the actions of Wineinger during the Secondment Period.
     3. No Authority to Bind Swift. During the Secondment Period, Wineinger shall work solely for AMH and shall not be authorized to enter into contracts for Swift or any of Swift’s U.S. affiliates or otherwise bind Swift or any of Swift’s U.S. affiliates in any way.
     4. Payment and Reimbursement of Employee Costs. During the Secondment Period, Swift shall be responsible for the payment of salaries, incentives and any other compensation or benefits payable to Wineinger as an employee of Swift, including any costs related to Wineinger’s secondment to AMH as set forth in Exhibit A (collectively referred to as the “Employee Costs”); provided that with respect to any Employee Costs that are reimbursable to Wineinger as opposed to payable directly by Swift or AMH, Wineinger shall submit a reimbursement request directly to AMH. Swift shall thereafter be reimbursed by AMH for all such Employee Costs incurred by Swift as set forth below. Wineinger will not at any time during the Secondment Period receive or be eligible for any benefits under any AMH benefit plan or program, except as expressly set forth in Exhibit A. Wineinger will not be eligible to participate in any Swift Annual Incentive Plan during the Secondment Period nor will his or Swift’s performance during the

Secondment Period be considered for purposes of determining any annual incentive bonus for Wineinger under any Swift Annual Incentive Plan, and the Letter Agreement between Swift and Wineinger, dated January 9, 2005, is hereby amended to be consistent with this sentence. At the end of each Australian fringe benefits tax year ending on March 31, Wineinger will be required to complete a living away from home declaration.
     5. Compliance with Laws. AMH shall comply with any and all labor and employment laws applicable to the working conditions of Wineinger in Australia.
     6. Reimbursement by AMH of Employee Costs. Swift shall charge to AMH, on a monthly basis, an amount equal to the Employee Costs incurred by Swift. AMH shall pay to Swift this amount, subject to the submission by Swift of the relevant invoice indicating the amount payable. The aforementioned invoice shall be submitted by Swift to AMH within a reasonable time after the end of the month in which the Employee Costs were incurred, and shall be paid by AMH within ten (10) business days of receipt.
     7. No Severance. Swift shall not pay a severance payment, retirement payment or any other benefit to Wineinger at the time of the secondment and AMH shall have no obligation to pay a severance payment, retirement allowance or any other benefit to Wineinger at the time of the termination of the secondment.
     8. Indemnification. During the Secondment Period, AMH will indemnify and hold Swift harmless from and against all liabilities that may arise as a result of Wineinger’s acts of omission in the course and scope of his performing services for the benefit of AMH.
PERIOD AND TERMINATION OF SECONDMENT
     9. Secondment Period. The Secondment Period shall commence on December 19, 2006 (the “Effective Date”) and shall continue for a period of nine (9) months, unless extended further or terminated earlier, in accordance with the terms of this Agreement. Any extended period shall thereafter be referred to as the Secondment Period.
     10. Notice of Early Termination. This Agreement may be terminated by any party upon the giving of one month written notice. Alternatively, upon the failure by one party to comply with any of the terms of this Agreement, the other party may terminate this Agreement by giving written notice of its intention to do so, such notice to specify the basis upon which the other party is considered to have failed to comply with the terms of the Agreement. In such a case, the Agreement shall be terminated with effect from 30 days after the date of such notice.
TAXATION
     11. Payment of Taxes. Swift shall pay the income tax required to be paid by Wineinger to the Australian taxing authorities on the compensation paid to Wineinger as such taxes become due. For purposes of this paragraph, income tax shall mean any income taxes, and any other charges, fees, assessments or any other taxes that may be assessed on Wineinger’s annual base salary plus other taxable compensation paid to Wineinger pursuant to any law of Australia or governmental regulation thereunder. Notwithstanding the foregoing, social security and Medicare taxes shall be remitted to the United States government, and Swift and Wineinger shall complete all applicable documentation required to exempt Wineinger from Australian social security taxes. Swift shall also withhold any other amounts as may be required pursuant to federal, state or local regulations.
     12. Tax Equalization. Wineinger’s total compensation under this Agreement, including all Employee Costs, will be subject to tax equalization so that Wineinger will not incur a greater income tax expense than he would if he were working in Greeley, Colorado for the same Annual Base Salary, Annual Incentive Bonus, and Cost of Benefits (items 1, 2 and 3 of Exhibit A), plus any personal income, deductions, losses or credits. Items 4-13 of Exhibit A will be delivered to Wineinger on a gross basis. Wineinger’s total compensation under this Agreement will be adjusted to fulfill the tax equalization provisions of this paragraph.
MISCELLANEOUS
     13. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, the United States and the State of Queensland, Australia, as applicable.
     14. Assignment. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement, or assign or create any security interest with respect to this Agreement or its rights or obligations hereunder, except with the prior written consent of the other Party (which consent may be granted or denied in the sole and absolute discretion of such other Party).
     15. Notice. All notices required or permitted by this Agreement to be given by any Party shall be in writing.
     16. Entire Agreement. This Agreement and any other contemporaneous written agreements between the Parties, constitute the entire understanding between the Parties and supersede any prior understandings, written or oral, respecting the subject matter hereof.
     17. Modification. This Agreement shall not be amended, waived, released or discharged except by a writing signed by an officer or authorized representative of each of the Parties.
     18. Binding Effect. Subject to the specific restrictions on assignment contained herein, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

     19. Further Assurances. The Parties shall execute and deliver such further instruments and perform such further acts as may reasonably be required to carry out the intent and purposes of this Agreement.
     20. Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
     21. Headings. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.
     22. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one Agreement.
     23. Effectiveness. This Agreement shall be effective and binding on the parties from and as of the Effective Date.
WITNESSETH: The Parties hereby conclude this Agreement:

/s/ John Shandley	January 3, 2007
for and on behalf of Swift & Company	Date

/s/ John Kier	January 3, 2007
for and on behalf of AMH	Date

/s/ Matthew D. Wineinger	January 3, 2007
Matthew D. Wineinger	Date

EXHIBIT A
SECONDMENT AGREEMENT — EMPLOYEE COSTS
1.	Annual Base Salary: U.S.$325,000, and any increases approved by the Board of Directors of Swift.

2.	Annual Incentive Bonus: Up to 50% of Base Salary as determined by Board of Directors of Swift, payable in U.S. dollars and based upon Wineinger’s performance and the performance of AMH during the fiscal year for which the bonus may be awarded. A pro rata portion of the bonus, if any, shall be deemed to have been earned as of the end of the Secondment Period notwithstanding that payment of any bonus may be made at a later date.

3.	Cost of Benefits: Cost of insurance coverage for Wineinger and/or his family, as applicable, under Swift’s benefit plans and policies, including but not limited to medical/dental/vision (under Swift’s international medical plan), travel, short term disability, long term disability, workers’ compensation, life insurance and indemnity, and the cost of 401(k) matching under Swift’s 401(k) plan; and vacation, sick and holiday pay under the applicable Swift policies. Nothing contained in this Agreement shall prevent Swift from modifying or terminating any of its plans, policies, benefits or programs, including the above referenced plans, policies, benefits and programs.

4.	Housing Allowance: Wineinger will receive a living away from home allowance (“LAFHA”) to compensate him for the additional housing costs incurred as a consequence of being required to live away from his usual place of residence during the Secondment Period. This LAFHA will be paid by AMH directly. The housing allowance will be payable at the rate of AUS$1,400 per week on provision of receipts or documentation verifying the amount incurred.

5.	Food Allowance: A food allowance will be payable at the rate of AUS$275 per week and is in recognition of only the excess costs incurred above normal. The amount will be reviewed in April 2007 and adjusted according to Australian table rates published annually.

6.	U.S. House Maintenance: Reimbursement in an amount up to U.S.$250 per month for monthly maintenance of Wineinger’s home in the U.S.

7.	Trips to/from U.S./Australia: In addition to reimbursement for the travel cost for the relocation trip to Australia for Wineinger and his relocated family members (and the one-way trip back to the U.S. at the end of the Secondment Period), reimbursement during the Secondment Period in an amount equal to the greater of (a) up to an aggregate U.S.$40,000 for additional air travel by Wineinger and/or one or more of his relocated family members or (b) the actual air travel cost for one trip from Australia to the U.S. and back to Australia for Wineinger and his relocated family members, if such trip is taken, and additional trips as approved by Swift for family medical emergencies and bereavement.

Initials:

8.	Miscellaneous Expenses: One month salary to cover miscellaneous expenses.

9.	Tuition Reimbursement: Private school tuition reimbursement for Wineinger’s relocated children.

10.	Moving Expenses: All reasonable expenses, including customs and import duties, for transporting the Swift approved personal effects of Wineinger and his family to Australia and back to the U.S.

11.	Payment of Foreign Taxes: See Paragraph 11 of the Secondment Agreement.

12.	Tax Equalization: See Paragraph 12 of the Secondment Agreement.

13.	Tax Preparation Services: Reimbursement of the cost of mutually agreeable professional tax preparation services, in the U.S. and Australia, for the preparation of Wineinger’s income tax return(s) for any year included in the Secondment Period, but excluding any tax returns filed separately by his spouse.
Swift may require that Wineinger submit to Swift receipts, invoices or other documentation evidencing the amount of any Employee Cost as a condition of payment of such cost.

Exhibit A – Page 2	Initials: